Exhibit 99.(j)(2)

CUSTODIAL SERVICES AGREEMENT

AGREEMENT dated as of, May 21, 1990 between CITIBANK, N.A., a national banking association, having an office at 153 East 53rd Street, New York, New York 10043 (the “Bank”), and The Thai Capital Fund, Inc., an investment company registered under the Investment Company Act of 1940, as amended (the “Act”), having an office at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, (the “Company”).

W I T N E S S E T H:

THAT WHEREAS, the Board of Directors of the Company, at a meeting held May 15, 1990 has adopted resolutions, copies of which are attached hereto as Exhibit A, which, in part, authorize the Company to open and maintain a custody account with the Bank to hold certain property (“Property”) including but not limited to Stocks, bonds, or other securities (“Securities”), funds and other property owned or held by the Company and authorize the Company’s entry into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereby agree as follows:

1.             Appointment and Acceptance.  The Company hereby appoints the Bank as custodian of the Property, and the Bank agrees to act as such upon the terms and conditions hereinafter provided.

2.             Delivery; Safekeeping.  The Company has heretofore delivered or will deliver or caused to be delivered Property to the Bank, and will deliver or cause to be delivered to the Bank, Property hereafter acquired, which Property the Bank agrees to keep safely as custodian for the Company.  The Bank shall open and maintain a separate account in the name of the Company (the “Custody Account”) and shall hold the Property therein.  The Bank shall not surrender possession of Property except as provided in this Agreement.

3.             Identification and Segregation of Assets.  With respect to Property in the Custody Account:

(a)           The Bank will segregate and identify on its books as belonging to the Company all Property held by the Bank or any other entity authorized to hold Property in accordance with Section 6 hereof and the Act (defined below).

(b)           The Bank shall supply to the Company or its designee or both from time to time as mutually agreed upon a written statement with respect to all of the Property in the Custody Account and shall supply to Princeton Administrators, Inc., the Fund’s administrator, a statement listing all Property of the Company held by the Bank weekly and at month end.

4.             Standard of Care.  The Bank assumes full responsibility to exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing and disposition of the Property, and in the selection of any entity authorized to hold Property in accordance with section 6 of this Agreement.  The Bank will exercise the due care expected of a professional custodian for hire with respect to the Property in its possession or control and shall assume the burden of proving that it exercised such care in the event of any loss of such Property.

The Bank is not under any duty to supervise the investments of the Company, or to advise or make any recommendation to the Company with respect to the purchase or sale of any of the Securities or the investment of any funds.

5.             Performance by the Bank.

(a)           Disbursement of Money.  The Bank shall make, or cause any entity authorized to hold Property in accordance with Section 6 hereof to make, payments of cash credited to the Custody Account only:

(1)           in connection with the purchase of Securities for the Company and the delivery of such Securities to, or the crediting of such Securities to the account of, the Bank or its subcustodian, each such payment to be made at prices as confirmed by instructions;

(2)           for the purchase of shares of the capital stock of the Company and the delivery to, or crediting to the account of, the Bank or its subcustodian of such shares to be so purchased;

(3)           for the payment for the account of the Company of dividends, interest, taxes, management or supervisory fees, capital distributions or operating expenses;

(4)           for the payments to be made in connection with the conversion, exchange or surrender of Securities held in the Custody Account;

(5)           for transmittal to the Fund’s Thai custodian, Bangkok Bank Limited, to be held in accordance with the terms of the Thai Custody Contract entered into with the Fund and the Fund’s investment manager, The Mutual Fund Co., Ltd.;

(6)           for other proper corporate purposes of the Company; or

(7)           upon the termination of this Agreement as hereinafter set forth.

All payments of cash for a purpose permitted by subsection (1), (2), (3), (4) or (5) of this Section 5(a) will be made only upon receipt by the Bank of instructions, which shall specify the purpose for which the payment is to be made.  In the case of any payment to be made for the purpose permitted by subsection (6) of this Section 5(a), the Bank must first receive a certified copy of a resolution of the Board of the Company adequately describing such payment, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.  Any payment pursuant to subsection (7) of this Section 5(a) will be made in accordance with Section 11.

(b)           Release, Delivery and Disposal of Securities.  The Bank shall, or shall instruct any other entity authorized to hold Property in accordance with Section 6 hereof, to release and deliver Securities and credit or debit the Custody Account only:

(1)           upon sale of such Securities for the Company and receipt by the Bank or its subcustodian only of payment therefore, each such payment to be in the amount confirmed by instructions;

(2)           when such Securities are called, redeemed or retired, or otherwise become payable;

(3)           in exchange for or upon conversion into other Securities alone or other Securities and cash pursuant to any plan of merger, consolidation, reorganization, recapitalization, or readjustment;

(4)           upon conversion of such Securities pursuant to their terms into other Securities;

(5)           upon exercise of subscription, purchase or other similar rights represented by such Securities;

(6)           for the purpose of exchanging interim receipts or temporary Securities for definitive Securities;

(7)           for other proper corporate purposes of the Company; or

(8)           upon the termination of the Agreement as hereinafter set forth.

All transfers, exchanges, or deliveries of Securities in the Custody Account for a purpose permitted by any of subsections (1), (2), (3), (4), (5) or (6) of this Section 5(b) will be made, except as provided in Section 6(c), only upon receipt by the Bank of instructions which shall specify the purpose of the transfer, exchange or delivery to be made.  In the case of any transfer or delivery to be made for the purpose permitted by subsection (7) of this Section 5(b), the Bank must first receive instructions specifying the shares held by the Bank of its subcustodian to be so transferred or delivered and naming the person or persons to whom transfers or delivery of such shares shall be made.  In the case of any transfer, exchange or delivery to be made for the purpose permitted by subsection (8) of this Section 5(b), the Bank must first receive a certified copy of a resolution of the Board of the Company adequately describing such transfer, exchange or delivery, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such Securities shall be made.  Any transfer or delivery pursuant to subsection (9) of this Section 5(b) will be made in accordance with Section 11.

(c)           Actions of the Bank.  Until the Bank receives instructions to the contrary, the Bank will, or will instruct an entity authorized to hold Property in accordance with Section 6 hereof, to:

(1)           present for payment any Securities in the Custody Account which are called, redeemed, or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation to the extent that the Bank or subcustodian is aware of such opportunities for payment, and hold cash received upon presentation of such Securities in accordance with the provisions of this Agreement;

(2)           in respect of Securities in the Custody Account, execute in the name of the Company such ownership and other certificates as may be required to obtain payments in respect thereof;

(3)           exchange interim receipts or temporary Securities in the Custody Account for definite Securities;

(4)           in respect of trades reported on the Fund’s behalf through Depository Trust Company (“DTC”), accept instructions from DTC (whether in a DTC report or otherwise) as though they were given by an authorized person;

(5)           convert moneys received with respect to Securities of foreign issue into United States dollars, at the Company’s risk, or any other currency necessary to effect any transaction involving the Securities whenever it is practicable to do so through customary banking channels, using any method or agency available, including, but not limited to, the facilities of the Bank, its subsidiaries, affiliates, our subcustodians, which shall be entitled to receive compensation for such services;

(6)           collect and receive in custody for the account of the Company all income and other payments and distributions, including, without limitation, stock dividends, rights, bond coupons,

options premiums, and similar items to be included the Property and promptly advise the Fund of such receipt and shall credit such income, as collected to the Custody Account; and

(7)           endorse and deposit for collection, in the name of the Company, checks, drafts and other negotiable instruments or other orders for the payment of money on the same day as received and take any other actions which may be necessary and proper in connection with the collection and receipt of amounts due the Company.

(d)           Trade Execution.  The Company, directly or through The Mutual Fund, Ltd., its investment management, or Daiwa International Capital Management, Inc., its investment adviser, may from time to time place orders with the Bank to buy or sell Securities.  The Bank may, unless otherwise specified, refer each such order to any broker or sub-agent of its choice, including an affiliate of the Bank, and shall have no liability or responsibility whatsoever for any error, neglect or default of any such broker or sub-agent or for mutilations, interruptions, omissions, errors or delays occurring in the mails, or on the part of any telegraph, cable or wireless company, or any employee of such company, or by reason of any cause beyond its control.  In placing such orders, the Company may from time to time place special orders with the Bank which will, as agent, undertake the purchase or sale of the Securities as set out above; provided, that if the order is for the purchase or sale of obligations of the United States Government or its agencies, or state or municipal bonds, the Bank may act as principal.  The Company hereby agrees, with respect to all purchases, that funds for settlement will be on deposit by the settlement date.  Further, the Company agrees to provide specific instructions regarding the deposit or delivery of all such Securities to the Custody Account.

(e)           Registration.  Securities held hereunder may be registered in the name of the Bank, any entity authorized to hold Property in accordance with Section 6 or a nominee of the Bank or any such authorized entity, and the Company shall be informed upon request of all such registrations.  The Securities in registered form will be transferred upon request of the Company into such names or registrations as it may specify in properly authorized instructions.

(f)            Cash Accounts.  The Bank shall open and maintain a separate bank account or accounts in the name of the Company, subject only to draft or order by the Bank acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company, other than cash maintained by the Company in a bank account established and used in accordance with Rule 17f-3 under the Act.  Funds held by the Bank for the Company may be deposited by it to its credit as custodian in the Banking Department of the Bank or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such other bank or trust company shall be qualified to act as a sub-custodian under the Act and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall be approved by the Company in accordance with the Act.  Except as otherwise provided in the Agreement, such funds shall be deposited by the Bank in its capacity as custodian and shall be withdrawable by the Bank only in that capacity.

All cash received or held by the Bank hereof as interest, dividends, proceeds from transfer, and other payments for or with respect to the Securities shall be in accordance with properly authorized instructions received by the Bank, (i) held in a cash account, or (ii) converted and remitted to the Company or upon receipt of authorized instructions to such other party that the Company may direct at the Company’s risk.  In effecting any currency conversions hereunder, the Bank may use such methods or agencies as it may see fit including the Bank’s facilities at customary rates.

(g)           Reports, Records, Affidavits and Access.  If the Bank has in place a system for providing telecommunication access or other means of direct access by customers to the Bank’s reporting system for Property in the Custody Account, then, at the Company’s election, the Bank shall provide the Company with such instructions and passwords as may be necessary in order for the Company to have such direct access through the Company’s terminal device.  Such direct access shall be restricted to information relating to the Custody Account.  Where direct access to such reporting system is requested by the Company, the Company agrees to assume full responsibility for the consequences of the use, including any misuse or unauthorized use of the terminal device, instructions or passwords referred to above and agrees to defend and indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses of every nature suffered or incurred by the Bank by reason of or in connection with such use by the Company or others of such terminal device, unless such liabilities, losses, damages, costs, counsel fees and other expenses can be shown to be the result of negligent or wrongful acts of the Bank, the Bank’s employees or the Bank’s agents.  Further, where the Company elects to have direct access, the Bank shall provide the Company on each business day a report of the preceding business day’s transactions relating to such accounts and of the closing or net balances of each business day.  If the Company should not choose to have direct access, the Bank shall provide the Company or its designee or both with such reports of transactions in the Custody Account by such means as may be mutually agreed upon and consistent with the requirements of the Act.

The Bank shall create and maintain all books and records with respect to the Company or the Property required under applicable law.  All such books and records shall be the property of the Fund.  During the Bank’s regular banking hours and upon receipt of reasonable notice from the Company, any officer or employee of the Company, any administrator retained by the Company and any independent accountant(s) selected by the Company and any person designated by any regulatory authority having jurisdiction over the Company shall be entitled to examine on the Bank’s premises, Property held by the Bank on its premises and the Bank’s records regarding Property held hereunder deposited with entities authorized to hold Property in accordance with Section 6 hereof, but only upon the Company’s furnishing the Bank with properly authorized instructions to that effect, provided, such examination shall be consistent with the Bank’s obligations of confidentiality to other parties.  The Bank’s costs in providing copies of such reports and documents in connection with examinations shall be borne by the persons or agencies receiving such reports or documents, provided, that such costs and expenses shall not be deemed to include the Bank’s costs in providing to the Company:  (i) the “single audit report” of the independent certified public accountants engaged by the Bank; and (ii) such reports and documents as this Agreement contemplates that the Bank shall furnish routinely to the Company.

The Bank shall also provide to the Company, and, subject to restrictions under applicable law, seek to obtain from any entity with which the Bank maintains the physical possession of any of the Property in the Custody Account such records of such entity relating to the Custody Account as may be required by the Company or its agents in connection with an internal examination by the Company of its own affairs or as may be required by the appropriate provisions of the Act.  The Bank will furnish to the Company, upon the Bank’s receipt thereof such reports (or portions thereof) of the external auditors of each such entity as relate directly to such entity’s system of internal accounting controls applicable to its duties under its agreement with the Bank.

The Bank shall supply to the Company or its designee from time to time, written operational procedures, which shall govern the day to day operations of the Custody account.  Such operating procedures upon approval by the Company, are hereby incorporated herein by reference.

(h)           Voting and Other Action.  The Bank will transmit to the Company upon receipt, and will instruct any entities authorized to hold Property in accordance with Section 6 hereof to transmit to the Company upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of the Securities, and all information relating to exchange or tender offers received from offerors with respect to the Securities.  Such proxies will be executed by the registered holder if the registered holder is other than the Company, but the manner in which the Securities are to be voted will not be indicated.  Specific instructions regarding proxies will be provided when necessary.  Neither the Bank nor any such entity shall vote any of the Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

In the event of tender offers, the Company or its designee will mail instructions to the Bank as to the action to be taken with respect thereto or telephone such instructions to its Citibank account administrator at the Bank, designating such instructions as being related to a tender offer.  The Company or its designee shall deliver to the Bank, by 5:00 P.M., New York time on the following calendar day, written confirmation of telephonic instructions.  The Company shall hold the Bank harmless from any adverse consequences of the Company’s use of any other method of transmitting instructions relating to a tender offer.

The Company agrees that if it or its designee gives an instruction for the performance of an act on the last permissible date of a period established by the tender offer or for the performance of such act or that if it or its designee fails to provide next day written confirmation of an oral instruction, the Company shall hold the Bank harmless from any adverse consequences of failing to follow said instructions.

The Bank is authorized to accept and open in the Company’s behalf all mail or communications received by it or directed in its care.

6.             Authorized use of U.S. Depositories and Agents.  The Company authorizes the Bank, for any Securities held hereunder, to use the services of any United States central securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-5 under the Investment Company Act of 1940 (the “Act”), including but not limited to, the Depository Trust Company and the Federal Reserve Book Entry System.

The Bank may also at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is qualified under the Act, to act as a subcustodian, as its agent to perform any services contemplated in this Agreement as the Bank may from time to time direct; provided, however, that the appointment of any such agent shall have been approved by the Company.

7.             Authorizations.  The Bank is authorized to rely and act upon written, signed instructions of those persons as are named in a list provided to the Bank from time to time and certified by an officer of the Company.  Such list shall separately designate those persons who may authorize the withdrawal of the Securities free of payment.  The Company will provide the Bank with authenticated specimen signatures of the persons so authorized.

The Bank is further authorized to rely upon any instructions received by any other means and identified as having been given or authorized by any person named to the Bank as authorized to give written instructions, regardless of whether such instructions shall in fact have been authorized or given by any of such persons, provided, that the Bank and the Company shall have agreed upon the means of transmission and the method of identification for such instructions.  Instructions received by any other means shall include verbal instructions, provided, that any verbal instructions shall be promptly confirmed in writing.  In the event verbal instructions are not subsequently confirmed in writing, as provided above, the Company agrees to hold the Bank harmless and without liability for any claims or losses in connection with such verbal instructions.

The Company may appoint one or more investment managers (“Investment Managers”) with respect to the Custody Account.  The Bank is authorized to act upon instructions received from any

Investment Manager to the same extent that the Bank would act upon the instructions of persons named in the abovementioned certificate or separate list, provided that the Bank has received copies of the instruments appointing the Investment Manager and written confirmation from the Investment Manager evidencing his acceptance of such appointment.  It is expressly understood that any Investment Manager appointed by the Company shall either be registered as an investment adviser under the Investment Advisers Act of 1940, be a bank as defined in that Act, or be an insurance company qualified to perform investment management services under the laws of more than one state.

If the Company should choose to have telecommunication or other means of direct access to the Bank’s reporting system for Property in the Custody Account, pursuant to paragraph (g) of Section 5, the Bank is also authorized to rely and act upon any instructions received by it through a terminal device, provided, that such instructions are accompanied by code words or appropriate encryptic communications which the Bank has furnished to the Company (or which the Bank and the Company have mutually agreed upon), or its delegated personnel, by any method mutually agreed to by the Bank and the Company, and which the Bank shall not have then been notified by the Company or any such delegate to cease to recognize, regardless whether such instructions shall in fact have been given or authorized by the Company or any such person.  The Company’s delegates shall be named by a certificate provided to the Bank from time to time by an officer of the Company.

8.             Fees And Expenses.  Fees and expenses for the services rendered under this Agreement shall be mutually agreed upon by the parties in writing and the Bank shall have a lien on the Property in the Custody Account to secure payment of such fees and expenses.  In addition, if the Bank is to advance cash or securities to, or for, the benefit of the Company for any purpose pursuant to instructions from the Company or in the event that the Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, except such as may arise for its or its nominee’s negligent action, negligent failure to act, or willful misconduct, any Property at any time held for the Custody Account shall be security therefor and should the Company fail to reimburse the Bank promptly after request for payment, the Bank shall be entitled to dispose of such Property to the extent necessary to obtain reimbursement.

9.             Tax Status.  The Company’s Tax Identification Number is:  Applied For.

10.           Termination.  Either party may terminate this Agreement upon sixty (60) days written notice to the other.

Any termination by the Company shall be authorized by a resolution of the Board of the Company, a certified copy of which shall accompany such notice of termination, and provided further, that such resolution shall specify the names of the persons to whom the Bank shall deliver the Property.  If notice of termination is given by the Bank, the Company shall, within 60 days following the giving of such notice, deliver to the Bank a certified copy of a resolution of its Board specifying the names of the persons to whom the Bank shall deliver the Property to the persons so specified, after deducting therefrom any amounts which the Bank determines to be owed to it under Section 8.  If within 60 days following the giving of a notice of termination by the Bank, the Bank does not receive from the Company a certified copy of a resolution of the Board specifying the name of the persons to whom the Property shall be paid, the Bank, at its election, may deliver the Property to a bank or trust company doing business in the City of New York having an aggregate capital, surplus and undivided profits as shown by its last published report of not less than twenty million dollars ($20,000,000) as a custodian for the Company to be held and disposed of under terms similar to those of this Agreement, provided, however, that the Bank shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a change on or against the properties then held by the Bank or on or against the Bank, and until full payment shall have been made to the Bank of all its fees, compensation, costs, and expenses, subject to Section 8 of this Agreement, or may continue to hold such Property until a certified coy of one or more resolutions as aforesaid is delivered to the Bank.  The obligations of the parties hereto regarding the use of reasonable care, indemnities and payment of fees and expenses shall survive the termination of this Agreement.

11.           Confidentiality.  Subject to the foregoing provisions of this Agreement and subject to any applicable law, the Company and the Bank shall each use best efforts to maintain the confidentiality of matters concerning Property in the Custody Account.

12.           Notices and Miscellaneous.  All notices and other communications hereunder, except for instructions and reports relating to the Property which are transmitted through the Bank’s reporting system for Property in the Custody Account, shall be in writing, telex or telecopy or, if verbal, shall be promptly confirmed in writing, and shall be hand-delivered, telexed, telecopied or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be by prepaid registered or certified mail) to each party at its address set forth above, if to the Company, marked “Attention” Princeton Administrators, Inc. and if to the Bank, marked “Citibank as Custodian for The Thai Capital Fund, Inc.”, or at such other address as each party may give notice of to the other.  This Agreement may not be amended except by writing signed by the party against whom enforcement is sought.  This Agreement shall not be assignable by either party without the written consent of the other.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  This Agreement and the agreements relating to the Bank’s operational procedures, the Bank’s fees for its services hereunder and the reports, if any, so be provided by the Bank to the Company or its designated administrator the entire agreement between the Company and the Bank relating to custody of Property and supersedes all prior agreements on this subject.

The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

This Agreement shall be governed by and construed according to the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.		THE THAI CAPITAL FUND, INC.

By:	/s/ Rosanne	By:	/s/ Koji Yoneyama

Title:	Vice President	Title:

Attest:	/s/ Carlos Rosa	Attest:	/s/ Lawrence Jacob